Appendix A
to the Operating Expenses Limitation Agreement

(as amended on December 3, 2015 to add the Scharf Alpha Opportunity Fund)

Advisors Series Trust Fund and Share Class	Operating Expense Limit as a Percentage of Average Daily Net Assets
Scharf Fund
Institutional Class	July 1, 2015 through January 27, 2018, and thereafter	1.09%
Retail Class	July 1, 2015 through January 27, 2018, and thereafter	1.34%

Scharf Balanced Opportunity Fund
Investor Class	July 1, 2015 through January 27, 2018, and thereafter	1.20%

Scharf Global Opportunity Fund	Inception through January 27, 2016	0.50%
	January 28, 2016 through January 27, 2017	1.15%
Retail Class	January 28, 2017 through January 27, 2018	1.50%
	January 28, 2018 and thereafter	1.50%
Scharf Alpha Opportunity Fund
Institutional Class	Inception through January 27, 2017	0.75%
	January 27, 2017 through January 27, 2018	1.25%
Retail Class	Inception through January 27, 2017	1.00%
	January 27, 2017 through January 27, 2018	1.50%

ADVISORS SERIES TRUST on behalf of the Funds listed on Appendix A	SCHARF INVESTMENTS, LLC

By: /s/ Douglas G. Hess	By: /s/Brian A. Krawez
Name: Douglas G. Hess	Name: Brian A. Krawez
Title: President	Title: President